Exhibit 99.1

FTI Consulting, Inc.
500 East Pratt Street
Suite 1400
Baltimore, Maryland 21202
(410) 951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, CEO	Investors: Gordon McCoun
(410) 951-4800	Media: Andy Maas, Melissa Merrill
(212) 850-5600

FTI CONSULTING PRICES OFFERING OF COMMON STOCK

BALTIMORE, MD – October 4, 2007 – FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced the pricing of its public offering of common stock on October 3, 2007. The Company agreed to sell a total of 4.2 million shares at a price to the public of $50.00 per share (exclusive of 630,000 shares that may be issued pursuant to the underwriters’ option to purchase additional shares).

Deutsche Bank Securities, Banc of America Securities LLC, and Goldman, Sachs & Co. are acting as the joint book-running managers of the offering.

The Form S-3 registration statement relating to these shares automatically became effective upon filing with the Securities and Exchange Commission on September 28, 2007. Copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, from Deutsche Bank Securities Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, telephone: 800-503-4611, email: prospectusrequest@list.db.com; from Banc of America Securities LLC, Capital Markets Operations (Prospectus Fulfillment), 100 West 33rd Street, New York, NY 10001, telephone: 800-294-1322, e-mail dg.prospectus_distribution@bofasecurities.com; or from Goldman, Sachs & Co., Prospectus Department, 85 Broad St., New York, NY 10004, fax: 212-902-9316, email: prospectus-ny@ny.email.gs.com. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 2,200 professionals located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring.

Safe Harbor Statement

Various matters set forth in this press release, such as the company’s intention to sell shares and the use of proceeds therefrom are forward-looking statements. These statements are subject to risks and uncertainties, including, without limitation, general market conditions, the market for the company’s common stock, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission.

####